Exhibit 10.5
INDEPENDENT CONTRACTOR AGREEMENT
INDEPENDENT CONTRACTOR AGREEMENT between AbTech Industries, Inc., a Delaware Corporation (hereinafter “COMPANY”), and Gordon Brown (hereinafter “CONTRACTOR”). Each of CONTRACTOR and COMPANY may from time to time be referred to individually as a “Party” and collectively as the “Parties.”
COMPANY desires to obtain the benefit of the services of CONTRACTOR, and CONTRACTOR desires to provide such services on the terms and conditions set forth in this Independent Contractor Agreement (the “AGREEMENT”). The parties acknowledge that it is their intent that the relationship between them will be an independent contractor relationship and not an employment relationship.
In consideration of the promises and mutual obligations hereafter set forth, the parties hereto agree as follows:
AGREEMENT
1. Effective Date and General Scope of Engagement
A.	AGREEMENT is entered into as of May 1, 2010 by and between COMPANY and CONTRACTOR.

B.	During the Term (as defined below) of this AGREEMENT, CONTRACTOR will perform those services (hereinafter referred to as the “Services”) described in the statement of work contained in Appendix A (the “Scope of Work”).

C.	AGREEMENT consists of this AGREEMENT and Appendix A-C. The Parties acknowledge that a separate agreement shall be entered into entitling CONTRACTOR to stock options or other equity instruments, pursuant to the terms described in Section 3(D) and 3(E), below, of this AGREEMENT.
2. Term
The term of this AGREEMENT (the “Term”) shall commence on May 1, 2010 and continue until termination as provided herein. This AGREEMENT may be terminated (a) at any time by either party for any reason upon thirty (30) days prior written notice to the other party of its intention to terminate the AGREEMENT, (b) upon written notice in the event of a termination for cause, or (c) on December 31, 2010.
3. Fees, Expenses, Incentive Compensation, and Equity
A.	COMPANY shall pay to CONTRACTOR a monthly retainer for his services under this AGREEMENT. During the first eight (8) months of the term of this AGREEMENT the monthly retainer will be fifteen thousand dollars ($15,000.00) per month (the “Professional Fee”). The Professional Fee is non-refundable and shall be paid on or before the 1st day of each calendar month for professional services to be provided that month. In the event a full month is not earned due to mid-month start or termination, the Professional Fee shall be prorated. During the first eight (8) months of the Term of this AGREEMENT, five thousand dollars ($5,000.00) of each monthly retainer shall be guaranteed. The payment of this guaranteed portion of the monthly retainer will be secured by the COMPANY issuing to CONTRACTOR a non-interest bearing Convertible Promissory Note, in the same form as such notes currently being offered by COMPANY TO INVESTORS, IN THE PRINCIPAL amount of forty thousand dollars ($40,000.00) (the “Note”). Until the Note is paid in full, five thousand dollars ($5,000.00) of each monthly retainer paid by COMPANY will be applied as a payment on the Note so that at the end of eight (8) monthly retainer payments of at least five thousand dollars ($5,000.00) each, the Note will be paid in full and CONTRACTOR will return the Note to COMPANY for cancellation.
B.	COMPANY shall pay to CONTRACTOR up to thirty thousand dollars ($30,000.00) in travel and living expense reimbursement during calendar year 2010 for travel to and from Phoenix and Sacramento. CONTRACTOR may incur additional travel and other related business expenses on behalf of the COMPANY, additional expenses incurred by the CONTRACTOR must conform to the travel and expense policy of the COMPANY attached as Appendix B. International travel and expenses in aggregate exceeding one thousand five hundred dollars ($1,500.00) in any given month require prior approval from COMPANY before those expenses are incurred.
C.	COMPANY shall pay to CONTRACTOR incentive compensation on revenue derived from his activities with the COMPANY. The incentive payments to CONTRACTOR shall include: (i) payments of 2.5% of gross revenue collected by the COMPANY from all customer accounts that CONTRACTOR is designated as the primary relationship manager, and (ii) payments of 0.5% of gross revenue collected by the COMPANY from all customer accounts during the term of this AGREEMENT. Incentive payments due under section 3(C)(i) and 3(C)(ii) of this paragraph will be made by the COMPANY to CONTRACTOR within 30 days of the end of each calendar quarter based on the gross revenue payments received by COMPANY.
D.	CONTRACTOR shall be entitled to earn COMPANY stock options or other COMPANY equity instruments in a form and with terms to be determined by the Parties. A separate agreement (the “Equity Agreement”) shall be executed by the Parties entitling CONTRACTOR to such stock options or other equity instruments and the Equity Agreement shall be independent from this AGREEMENT. Though the form and terms shall be determined at a later date, COMPANY agrees that the CONTRACTOR shall participate at a stock option or equity instrument level commensurate with, and no less than that of, a vice president of the COMPANY. Vesting of the stock option or equity instrument shall conform to the expiration date of this AGREEMENT. The Parties shall execute the Equity Agreement entitling CONTRACTOR to stock options or other equity instruments according to the terms set forth in this paragraph no later than July 31, 2010 or before a significant event such as an IPO, whichever occurs first.
E.	In addition to the stock options described in 3(D), CONTRACTOR shall be entitled to a one-time grant of 9,000 stock options. The options shall be issued under a separate stock option grant form and agreement. The options shall be fully vested at the time of issuance.
F.	Amounts owed to CONTRACTOR for more than thirty (30) days beyond invoicing or date due as described above shall accrue interest each day that any such amount is not paid and received by CONTRACTOR at a rate equal to one percent (1.0%) per month.
4. Methodology, Status of Independent Contractor, and Computer Use
A.	The parties intend this AGREEMENT to create an independent contractor relationship. Neither this AGREEMENT nor CONTRACTOR’S performance hereunder shall constitute or create an employee/employer relationship. CONTRACTOR shall not be eligible for any benefits applicable to active employees of COMPANY. CONTRACTOR shall act solely as an independent contractor, not as an employee or agent of COMPANY. CONTRACTOR’s authority is limited to providing professional consulting services, and CONTRACTOR shall have no authority, without the express written consent of COMPANY, to incur any obligation or liability, or make any commitments on behalf of the COMPANY.
B.	CONTRACTOR may be assigned a user ID and password for access to a COMPANY computer. All information sent, received or stored on COMPANY equipment is COMPANY property. COMPANY reserves the right to access and disclose all information within its computer network for any purpose and to monitor the use of its computers and telecommunications equipment. Independent contractors do not have any right to privacy with respect to their use of COMPANY computers, networks, telephones, voice mail or other systems. User passwords to COMPANY computer systems are confidential and sharing passwords is strictly forbidden. Where it is necessary to share a password under emergency circumstances, CONTRACTOR agrees to change its password within 24 hours of sharing it. CONTRACTOR agrees to use COMPANY systems for the sole benefit of performing Services and to use such systems in a professional manner.
5. Proprietary and Sensitive Information
Proprietary and sensitive information shall be governed by the Parties’ separately executed Confidentiality Agreement, which is incorporated into this AGREEMENT by reference, as Appendix C.

6. Services
CONTRACTOR agrees to perform for COMPANY the Services described in this AGREEMENT with that degree of skill and judgment normally exercised by recognized professional persons performing services of a similar nature.
CONTRACTOR’S recommendations and conclusions will be made to the best of his/its knowledge and belief based on information furnished to it by COMPANY at the time the Services are performed and CONTRACTOR shall be entitled to rely upon such information.
7. Responsibility
CONTRACTOR shall perform the Services as an independent contractor in accordance with its own methods, the terms of this AGREEMENT, and applicable laws and regulations. CONTRACTOR’s liability arising out of or in connection with the Services shall be limited to re-performing at its own expense any such Services which are (a) deficient because of CONTRACTOR’s failure to perform such Services in accordance with the standards imposed by law upon professionals performing services of a similar nature, and (b) reported in writing to CONTRACTOR within a reasonable time, not to exceed thirty (30) days after the discovery thereof, but in no event later than ninety (90) days from the completion of the Services.
CONTRACTOR’s total liability to COMPANY arising out of or in connection with this AGREEMENT shall not exceed the total Professional Fees paid to CONTRACTOR under the AGREEMENT; COMPANY agrees to release CONTRACTOR from any liability in excess thereof. COMPANY agrees to release CONTRACTOR from any liability for loss of or damage to COMPANY’s property.
Under no circumstances shall CONTRACTOR be liable to COMPANY for any consequential or incidental damages, including but not limited to loss of use or loss of profit. NEITHER PARTY TO THIS AGREEMENT SHALL BE LIABLE FOR THE OTHER’S LOST PROFITS OR SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE PARTY HAS BEEN HAS BEEN ADVISED BY THE OTHER PARTY OF THE POSSIBILITY OF SUCH DAMAGES.
Releases from and limitations of liability expressed in this AGREEMENT shall apply even in the event of the fault or negligence of the Party released or whose liability is limited, and shall extend to the directors, officers, employees, subcontractors and related entities of such Party.
COMPANY hereby agrees to defend, indemnify and hold harmless CONTRACTOR, its respective officers, employees, agents, assigns and successors in interest from and against any and all third Party liability, damages, losses, claims, demands, actions, causes of action, costs including attorney’s fees and expenses for death or injury to person or damage to property arising out of or in connection with this AGREEMENT, to the extent caused by COMPANY’s acts or omissions of any kind, including negligence.

8. Reports and Other Written Materials
Reports and other written materials that are prepared specifically for the COMPANY (and are indicated to be prepared for COMPANY) may not be reproduced, distributed or used by third Parties without first obtaining prior written consent by CONTRACTOR. COMPANY shall own such reports and written materials provided to it and data in the form in which it is supplied. Provided however that CONTRACTOR will own the materials and know-how it brings to, and the general know-how it gains from this engagement. CONTRACTOR shall retain all rights to its pre-existing methodologies and data used in, and non-confidential methodologies and data developed during, this engagement. This requirement shall be subject to confidentiality obligations, described in Section 5 above.
Reports and other written materials provided to COMPANY by CONTRACTOR may not be relied upon by others. Neither CONTRACTOR, COMPANY nor any person acting on behalf of either assumes any liabilities with respect to the use of or for damages resulting from the use of any information contained in any written materials provided by CONTRACTOR or disseminated, expressed, or conveyed by any other means including but not limited to verbal communication. CONTRACTOR does not represent or warrant that any assumed conditions will come to pass.
9. Changes
COMPANY may from time to time request or approve changes to the scope of work or otherwise within the general scope of the services, or may request or approve that CONTRACTOR perform additional services or extra work, or CONTRACTOR may suggest or request such changes. In any such event, CONTRACTOR shall notify COMPANY that such changes or additions are necessary or being requested. Any such changes or additions shall be agreed to in writing by both Parties. In the event that any such change or additional services or extra work results in increased costs to CONTRACTOR or in an increase in the time for completion of the Services, CONTRACTOR’S compensation and the schedule shall be equitably adjusted.
10. Force Majeure
Neither Party shall be considered in default in the performance of its obligations hereunder to the extent that the performance of any such obligation is prevented or delayed by any cause, existing or future, which is beyond the reasonable control of such Party. In such event, the schedule and compensation for the performance of the services shall be equitably adjusted.
11. Subcontract Rights
CONTRACTOR shall not have the right to subcontract any portion of the services to its related entities without the prior approval of COMPANY. CONTRACTOR guarantees the compliance of such related entities with the terms of this AGREEMENT and that COMPANY will not incur any duplication of costs by reason of such subcontracts.
12. Use of Name and Publicity
Each Party agrees that it will not, without the prior written consent of the other Party in each instance use in advertising, publicity, or otherwise the name of the other Party, or any affiliate, partner, employee or agent of the other Party, or any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction, or simulation thereof owned by the other Party or its affiliates. Provided, however, that either Party may disclose the existence of a contractual relationship between the Parties for promotional purposes.
13. Termination
AGREEMENT may be terminated according to the terms set forth in Section 2 above.
Payments obligated to CONTRACTOR under Section 3 above, which reasonably reflects the portion of the Services performed to the date of termination, plus all reasonable costs incurred as a result of such termination, shall be payable by COMPANY to CONTRACTOR on the date of termination. Incentive Payments pursuant to the terms described in Section 3 that are earned based on revenue received by COMPANY during the quarter in which the date of termination occurs shall be paid at the end of the quarter.
Upon such termination, CONTRACTOR’S liability to COMPANY arising out of or in connection with the performance of the services shall cease.
14. Dispute Fees and Costs
In the event of a dispute under this AGREEMENT, the prevailing Party shall be entitled to recover its reasonable and necessary attorney’s fees and costs incurred in connection with such dispute.
If in the future CONTRACTOR is requested by COMPANY to provide assistance, give testimony, review documents or the like in connection with claims, disputes, investigations or litigation involving the project or facilities to which this AGREEMENT pertains, then COMPANY shall compensate CONTRACTOR time and expenses (including reasonable and necessary attorney’s fees) incurred by CONTRACTOR in connection with such activities.
15. Complete Agreement
This signed AGREEMENT, Appendix A-C, shall constitute the entire Independent Contractor Agreement between COMPANY and CONTRACTOR with respect to the subject matter referenced herein and merge all of the previous and contemporaneous discussions, representations, and understandings between the Parties with respect to the subject matter of this AGREEMENT. This AGREEMENT shall not be altered except in writing, signed by both Parties.
This AGREEMENT shall be binding upon and inure to the benefit of the executors, administrators, successors, and assigns of the Parties hereto. Neither Party shall assign, transfer or delegate any of the rights or obligations hereunder without prior written consent of the other Party, except that either Party may assign its rights and obligations in connection with a sale of substantially all its assets or pursuant to a merger.
16. Third Party Liability
A person who is not a Party to this AGREEMENT shall have no right to enforce any of its terms.
17. Applicable Law
This AGREEMENT and the relationship between the Parties shall be governed by and interpreted in accordance with the laws of Arizona, without reference to its conflicts of law principles. The Parties further agree that no claim may be brought against any Party in contract, tort or otherwise save in so far as such claim could be brought under the laws of the State of Arizona or any applicable US federal law without reference to the law of any other country.

ABTECH INDUSTRIES, INC.		CONTRACTOR (GORDON BROWN)

By:	/s/ Glenn R. Rink	/s/ Gordon Brown
	Title: President	Date: 5/20/10
Date: 5/20/2010

APPENDIX A
SCOPE OF WORK
Services:
•	Advisory role regarding general strategic planning for COMPANY (including analysis support of new customer opportunities, new market segments and business model analysis).

•	Develop a sales infrastructure within the COMPANY. Activities may include training in sales techniques, establish goals to monitor performance, establish a defined reporting system, and implement an electronic sales tracking system.

•	Other tasks as agreed to by both Parties
Reporting:	CONTRACTOR agrees to participate in developing an annual plan of activities that will be broken down into quarterly objectives. Progress and objectives will be reviewed on a no less than quarterly basis.

APPENDIX B
TRAVEL AND EXPENSE POLICY

APPENDIX C
CONFIDENTIALITY AGREEMENT